Exhibit 33.4


[LOGO] Integra




                       REPORT ON ASSESSMENT OF COMPLIANCE
                      WITH REGULATION AB SERVICING CRITERIA

Integra Bank Corporation (the "Asserting Party") is responsible for assessing compliance as of November 30, 2007, the date of the termination of the contract, and for the period from January 1, 2007 through November 30, 2007 (the "Reporting Period") with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB, except for criteria 229.1122(d)(1)(i)-(iv), (2)(ii)-(vii), (3)(i)-(iv), (4)(i)-(iii), and
(4)(v)-(xv), which the Asserting Party has concluded are not applicable to the activities it performs with respect to the asset-backed securities transactions covered by this report (such criteria, after giving effect to the exceptions identified above, the "Applicable Servicing Criteria"). With respect to Item 1122(d)(4)(iv), the Asserting Party's responsibility is limited to the timely delivery of payments to the primary servicer, First Data Resources, and the Asserting Party does not take responsibility for the posting of payments by the primary servicer, First Data Resources. The transactions covered by this report include the asset-backed securities transactions for which the Asserting Party served as a servicer that are backed by the same asset type backing the asset-backed securities transactions completed by IndyMac ABS, Inc. and IndyMac Home Equity Mortgage Loan Asset-Backed Trust, that were completed on or after January 1, 2006 and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 where the asset-backed securities were outstanding during the year ended December 31, 2007 including IndyMac Home Equity Mortgage Loan Asset-Backed Trust (Series 2006-H1, 2006-H2, 2006-H3, 2006-H4, and 2007-H1 herein referred to as "the Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of November 30, 2007 and for the Reporting Period with respect to the Platform transactions taken as a whole.

Crowe Chizek and Company LLC, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of November 30, 2007 and for the Reporting Period as set forth in this assertion.

Integra Bank Corporation

January 22, 2008

By: /s/ Tina D. Spears

Name: Tina D. Spears

Title: AVP

               Integra Bank N.A. 21 S.E.Third Street P.O. Box 868
         Evansville, Indiana 47705-0868 1-800-467-1928 integrabank.com